Exhibit 10.38

Restricted Stock Unit Award

DATE:    [•],2025                         Date of Grant: [•], 2025

TO:    /$ParticipantName$/                    /$AwardsGranted$/ Restricted Stock Units

Your Restricted Stock Unit Award is subject to all the terms and provisions of the Dover Corporation (“Dover”) 2021 Omnibus Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. A copy of the Plan can be found at www.dovercorporation.com, in the Investor Information area, under SEC Filings, in the Proxy Statement filed on March 18, 2021, Appendix A.

In addition, your Restricted Stock Unit Award is subject to the following:

1.A Restricted Stock Unit is a bookkeeping entry on the books of Dover.  No shares of Dover common stock shall be issued to you in respect of the Restricted Stock Unit Award until the restrictions have lapsed at the end of a Restricted Period.  Within 30 days following the end of the Restricted Period, Dover shall issue shares of Common Stock in your name equal to the number of Restricted Stock Units that have vested during the Restricted Period less applicable tax withholding.

2.You will be eligible to vest in the Restricted Stock Unit Award with respect to 33% of your Restricted Stock Units on the March 15th following the first anniversary of the Date of Grant (or the last trading day preceding if such date is not a trading day), with respect to 33% of your Restricted Stock Units on the March 15th following the second anniversary of the Date of Grant (or the last trading day preceding if such date is not a trading day) and with respect to 34% of your Restricted Stock Units on the March 15th following the third anniversary of the Date of Grant (or the last trading day preceding if such date is not a trading day), subject to you remaining employed and in good standing with Dover or one of its Affiliates until the end of each respective Restricted Period, except as otherwise provided in the Plan.

3.During the Restricted Period you shall not have any rights of a stockholder or the right to receive any dividends declared and other distributions paid with respect to the Restricted Stock Units.  Within 30 days after the end of each Restricted Period you shall be paid all Dividend Equivalents with respect to the Restricted Stock Units that have vested.

4.You do not have any voting rights with respect to Restricted Stock Units.

5.As a condition of receiving your Restricted Stock Unit Award, you agree to be bound by the terms and conditions of Dover’s Anti-hedging and Anti-pledging Policy (which is part of Dover’s Securities Trading Policy) and by Dover’s Clawback Policy, as such policies may be in effect from time to time.  The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise.  Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance.  You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and the Clawback Policy, by contacting the Benefits Department at 630-541-1540.

6.For Non-US Employees, your Restricted Stock Unit Award is subject to the terms and conditions of the Addendum for Non-US Employees.

7.Your Restricted Stock Unit Award is not transferable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.
8.Dover reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.